EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

Axonics, Inc.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Other	2,500,000(2)	$56.33(3)	$140,825,000(3)	$0.00011020	$15,519
Total Offering Amounts					$140,825,000		$15,519
Total Fee Offsets							—
Net Fee Due							$15,519

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 2,500,000 additional shares of common stock reserved for issuance under the Registrant’s 2018 Omnibus Incentive Plan.
(3)
Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $56.33, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on March 6, 2023.